UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Norfolk Southern Corporation

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On March 27, 2024, Norfolk Southern’s CEO Alan Shaw participated in a conversation with Jim Cramer on “Mad Money with Jim Cramer”. A video of the conversation, or portions thereof, is embedded and referenced in certain communications made available on Norfolk Southern’s website, employee portal, and certain social media platforms, beginning on March 28, 2024 and the Company may in the future use the same or substantially similar communications from time to time.

The following is a transcript of the conversation:

Jim Cramer: You know I love the railroad stocks. I have since we started this job. I ask ‘what do we do with this proxy fight at Norfolk Southern?’ The big east coast railroads had an eventful past year or so. February 2023. There was a horrifying derailment in East Palestine, Ohio. Last month activists at Ancora Holdings. Billions of dollars worth of shares launched a proxy contest that was highly critical of management’s ability to get their operating ratios down. A key metric. And they’re after seven seats on the board of directors. Shake things up. But on some level, the activists have a point. Norfolk Southern stock has lagged the other railroads in the past year but I’ve got to hear management’s side of the story. So let’s take a closer look with Alan Shaw, the president and CEO of Norfolk Southern. Get a better sense of what’s really going on here. Mr. Shaw, welcome back to Mad Money.

Alan Shaw: Jim, great to see you again.

Jim Cramer: Alright, so, Norfolk Southern has a difference of philosophy with the activists. Can you give your philosophy in how you think you can do over time? Particularly with some of these metrics like that operating ratio?

Alan Shaw: Yeah, Jim, you know I became CEO less than two years ago and I laid out a transformational strategy for NS that safely and responsibly balances service, productivity and growth with safety as a core. I came on your show the next day.

Jim Cramer: I know.

Alan Shaw: We talked about the outsized impacts it has for shareholders and our customers. And yeah, we had a challenge last year as you noted but we met that challenge head on and never lost sight of where we’re taking this powerful franchise. And we improved safety last year. We improved service last year. We started to grow with our most service sensitive customers like JB Hunt and UPS.

Jim Cramer: And so, people understand, that’s intermodal, which is the thing that’s really the big swing factor. You are winning over from trucks. You’re winning over that thing. That cargo.

Alan Shaw: Yeah, that’s highway conversions to rail are a part of our strategy, right? And now we have responsibly and safely created the platform for significant margin improvement in 2024 and laid the foundation for that long-term growth that you just talked about, that long-term shareholder value creation.

Jim Cramer: And now we had this, again, terrible tragedy in Baltimore. Does that impact your business, and can you become someone that can help get cargo to places that right now are blocked?

Alan Shaw: Yeah. Baltimore is an important port for us. It handles a lot of export coal for us as you know. But you know what, our job is to provide logistic solutions to our customers and we have got deep relationships with our customers. We’re also, so we’re working with them on those logistics solutions. We serve every major port up and down the east coast and Norfolk Southern has the largest coal export terminal in the Northern Hemisphere down in Norfolk. So, we are working with our customers right now to provide logistics solutions to help them get around this disruption.

Jim Cramer: In general, commerce right now in the country, as you see it. Because I think the rails move so much commerce, you are really a bellwether.

Alan Shaw: Yeah, you know from our seat, we have a unique view of the U.S economy. We basically handle, touch every market that’s out there. The automotive franchise is still doing really well. Construction market seems like it’s heating up a little bit. Truck market is still really loose and that drives some weakness in our intermodal franchise. But look, we are investing in the long-term. We are improving our service product. We’re improving productivity. That’s starting to drive growth for us. So, I’ve got a lot of confidence about where we’re going in the back half of this year and beyond.

Jim Cramer: Okay so the challengers, they want more of what’s called precision rail. They have a fellow, Jamie Boychuk who was from CSX. They want him to be the COO. Not a nominee but they felt Jim Barber, UPS for a long time—you mentioned UPS—William Clyburn, was a former Commissioner and Vice Chair of US Service Transportation. Governor Kasich, Ohio. I mean if you have the problem in East Palestine, he could be of assistance. These people seem like, it’s got to be somebody they might want? No?

Alan Shaw: Well look, Jim, we have a really strong board. We’ve got thirteen nominees, which includes former CEOs, we’ve got direct rail and transportation experience, we’ve got a former admiral and we’ve got rail safety advocates. We have a really strong board. We’ve gone to the activists, and we have offered a settlement. Their responses have been unreasonable.

Jim Cramer: You’ve interviewed the people and you said listen maybe we can have someone if you want, and they said no?

Alan Shaw: Yeah, we’ve offered a settlement. Their response has been –

Jim Cramer: Can you give some inkling or is that private? About what the settlement is?

Alan Shaw: We’ve offered a couple board seats.

Jim Cramer: You have?

Alan Shaw: Yes.

Jim Cramer: To people you interviewed you went through the process?

Alan Shaw: We went through the process, we offered seats. Ancora’s looking for wholesale change, and our board firmly believes that is — drives long term shareholder disruption.

Jim Cramer: If you take out the East Palestine incident, which I know is very hard because it’s a terrible thing, your numbers were getting better.

Alan Shaw: Jim, since I became CEO, our velocity’s improved 27%, right? We delivered record revenue in 2022. We were making a lot of improvements. Our safety improved last year. Mainline accident rate declined by 38% so we’re improving service, we’re improving growth. We gotta improve productivity, that’s what we’re doing right now.

Jim Cramer: Well let’s talk about the operating ratio is higher than CSX, it is higher than Union Pacific. It again was coming down until, I don’t know I mean how do we get that one down to say, can you ever get it to 62 like CSX or 62 like Union Pacific? Is that in the cards for you?

Alan Shaw: Sure it is. We announced a plan and targets for a sub 60 OR in the next three to four years. Alright, we’ve got the leadership and we’ve got the plan to deliver that.

Jim Cramer: Well, I don’t know, I mean I like – I did not know candidly that you had actually offered the board seats. I know that there had been discussions that’s, you know. I’m thinking it in the context of Disney where there were no real discussion, no real help and — that’s a company that has radically underperformed and your company hasn’t radically underperformed. Now give me a sense of the lessons of the incident of East Palestine. And I say that because I thought that could dog you forever. But you did some things that made it so people were able to recognize how responsible you were.

Alan Shaw: Yeah, Jim I think, you know, let’s talk about how I navigated as to a number of challenges within the past two years, right? When I became CEO less than two years ago, we were in the middle of a highly politicized, highly public labor negotiation.

Jim Cramer: Right.

Alan Shaw: Then we had East Palestine. I had to take decisive action to protect our shareholders and protect our franchise. And we made a number of promises and, Jim, I have kept every single one of our promises. We enhanced safety. We’re making it right in East Palestine. We enhanced service. And now we got that platform to really drive productivity in 2024 and really drive long term growth and shareholder value.

Jim Cramer: It’s not like you’ve had ten years at the helm and it’s time to refresh the board. I mean you’re refreshing the board as it is. But at the same time, I mean you kind of just got started, and I remember the terrible incident. I remember the promises you made on this show, and I have followed up and you have delivered on all of those promises and more and I think that’s really important.

Alan Shaw: Yeah, it’s about keeping our word, keeping promises and doing exactly what we said we were gonna do and — I am saying we’re gonna deliver on productivity this year. We’ve got a significant opportunity for 400 to 500 basis points of margin improvement in the second half of this year and really drive industry competitive margins at Norfolk Southern. At the same time, we delivered top tier EPS and revenue growth.

Jim Cramer: Well, I held your feet to the fire in East Palestine, I don’t have to hold your feet to fire again on the proxy because you just got over – well, it’s gonna take a while to totally get over it I don’t wanna minimize it – but, I don’t know, doing a pretty good job if you ask me.

Alan Shaw: Thank you.

Jim Cramer: Alright. That’s Alan Shaw, President and CEO of Norfolk Southern. Look, the other guys are nominating some good people, and they’ve got a lot of good thoughts about precision railroad, and you don’t know, it’s a difference of philosophy, but I know this gentleman said that East Palestine was going to make — he was going to make it right and he did. And I think in a lot of ways that matters big too. Mad Money’s back after the break.

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.